Exhibit 99.1

News Release

FOR RELEASE: July 8, 2013 8:30 AM EST:

CONTACT:
       Ray Singleton
       303-296-3076, Ext. 102

EARTHSTONE ENERGY NAMED AMONG “TOP COMPANIES”
BY OIL & GAS FINANCIAL JOURNAL

DENVER, COLORADO – EARTHSTONE ENERGY, INC. (NYSE MKT:ESTE) reported today that the May 2013 issue of the Oil & Gas Financial Journal (OGFJ) named Earthstone among the Top Companies for the fourth calendar quarter of 2012 (the most recent data).  The OGFJ ranks U.S. based, publicly traded oil and gas producers quarterly in its “OGFJ150” article.  Although primarily ranked in terms of assets, companies are additionally ranked on eleven other benchmarks. While the Company was ranked 104th in terms of assets, it was ranked 7th in Return on Assets and 9th in Return on Revenue.

Ray Singleton, President of the Company, stated, “We believe that the most impressive aspect of this new ranking is our net income performance.  While our asset base is ranked 104th, our low cost operating structure, relative to other publicly traded companies, has placed us into 53rd place in terms of net income; out-performing fifty other companies that have an asset base larger than ours.”

“While it is indeed nice to be recognized,” Singleton continued, “we remain focused on our current efforts in North Dakota and our new venture in Nebraska.  Certainly, we are excited about the pending results on our first well there and anticipate a busy effort evaluating the data and results we obtain.”

ABOUT EARTHSTONE ENERGY:
Earthstone Energy, Inc. is a growth-oriented independent oil and gas exploration and production company with primary operations in the Williston Basin and south Texas.  Earthstone is traded on NYSE MKT under the symbol ESTE.  Information on Earthstone can be found at its web site: www.earthstoneenergy.com.

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THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. Some statements contained in this release are forward-looking, and therefore involve uncertainties or risks that could cause actual results to differ materially.  Forward-looking statements can be identified by words such as “should,” ”may,” “will,” “anticipate,” “expect,” “estimate,” “intend” or “continue,” or comparable words or phrases.  In addition, all statements other than statements of historical facts that address activities that Earthstone intends, expects or anticipates will or may occur in the future are forward-looking statements.  Forward-looking statements also include comments regarding the future contributions of various personnel.  Factors that could cause actual results to differ materially include, contract terms and compensation in addition to economic and political events affecting supply and demand for oil and gas and government regulations.  These and other factors are discussed in more detail in Earthstone Energy’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed for March 31, 2013.  The Company disclaims any obligation to update forward-looking statements.